Exhibit 10.1
FIRST AMENDMENT TO THE
AMENDED AND RESTATED CONSULTING AGREEMENT

    This First Amendment (the “Amendment”) to the Amended and Restated Consulting Agreement dated the 19th of April, 2024 (the “Agreement”) is entered and made effective as of April 17th, 2026 (the “Amendment Effective Date”), by and between Neurogene Inc., a Delaware corporation having a place of business at 535 West 24th Street, 5th Floor, New York, NY 10011 (“Company”) and Stuart Cobb Consulting Ltd., a limited company registered at Office 8, Hardengreen Park, Eskbank, Midlothian, Scotland EH22 3NX (“Consultant”). Capitalized terms used herein but not defined herein will have the meanings ascribed to such terms in the Agreement.

WHEREAS, the parties hereto previously entered into the Agreement for the engagement of the Consultant to provide the services described therein, including causing Stuart Cobb (“Cobb”) to provide such services for a term of two (2) years from the date of the Agreement; and

WHEREAS, the Company desires to have the Consultant’s engagement continue in such capacity, and the Consultant desires to continue to serve in such capacity, pursuant to the terms and conditions set forth in the Agreement as further amended by this Amendment;

    NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.The following terms of the Agreement are hereby amended.

2.Section 1.1 Consulting Fees of the Agreement is amended to read as follows:

Commencing with respect to the month of January, 2026, the Company shall pay to the Consultant consulting fees of $39,183.33 per month, payable in arrears following each month in which the Services were provided by the Consultant under this Agreement within 7 days following presentation of invoice. Payment for any partial month shall be prorated. These fees will be reviewed, upon completion of 12 months duration, solely for the purposes of evaluation inflationary impacts.

3.Section 3 Term of the Agreement is amended to read as follows:

The term of this Agreement shall be until December 31, 2026, which may be extended upon mutual written agreement between the parties, unless earlier terminated in accordance with the provisions of Section 5 (the term of effectiveness of this Agreement being referred to herein as the

“Consultation Period”). To the extent there are ongoing Services at the time of expiration of this Agreement, this Agreement will remain in effect only with respect to, and until completion of, those Services.

4.This Amendment shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the State of New York.

5.Except as expressly set forth in this Amendment, the Agreement shall be unchanged and shall remain in full force and effect.

This Amendment may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same instrument. For purposes hereof, a facsimile or an electronic record of this Amendment, including the signature pages hereto, will be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

NEUROGENE INC.    STUART COBB CONSULTING LTD.
(“Neurogene”)                        (“Consultant”)

By:     /s/ Rachel McMinn                By:     /s/ Stuart Cobb
Name:     Rachel McMinn                Name:    Stuart Cobb
Title:    CEO
Date:        17 April 2026                Date:        23 April 2026